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                                                                    EXHIBIT 11.1


                           FIREFOX COMMUNICATIONS INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)




                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                                1996      1995
Net income (loss)                                             $(1,042)   $   279
Accretion for preference shares                                    --        (45)
                                                              -------    -------

Income (loss) attributable to common stock                     (1,042)       234
                                                              -------    -------

Weighted average common shares outstanding                      6,735      4,000
Weighted average convertible preferred stock                       --        917
Common shares issued and options granted (using the
  treasury stock method) subsequent to March 17, 1994
  and prior to the IPO, included pursuant to Securities and
  Exchange Commission rules                                        --        569
                                                              -------    -------

Shares used in per share computation                            6,735      5,486
                                                              =======    =======

Net income (loss) per share                                   $ (0.15)   $  0.04
                                                              =======    =======




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